UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒ Soliciting Material Pursuant to §240.14a-12

DIMENSION THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On August 25, 2017, Dimension Therapeutics, Inc. (the “Company” or “Dimension”) delivered the following e-mail to its employees:

Dear Colleagues,

This morning, we announced that REGENEXBIO and Dimension have entered into a definitive agreement under which REGENEXBIO will acquire Dimension in an all-stock transaction. The boards of directors of both companies unanimously approved the transaction.

Under the terms of the agreement, Dimension will become a wholly-owned subsidiary of REGENEXBIO, creating a leading AAV gene therapy company in the field. Upon completion of the acquisition, REGENXBIO will have the broadest portfolio addressing serious, rare metabolic diseases associated with the liver. In addition, the transaction offers all Dimension shareholders the opportunity to participate in the future success of what we believe will be an industry-leading gene therapy pipeline.

We will hold a town hall meeting for the company this morning at 9:00am in both Cambridge and Woburn to provide additional information and answer any questions. Thank you for all that you do and for remaining focused on delivering on our important upcoming milestones.

Annalisa

On August 25, 2017, the Company delivered the following letter to certain business partners:

Dear Colleague,

I am excited to inform you that Dimension Therapeutics, Inc. has entered into a definitive agreement to be acquired by REGENXBIO Inc. The acquisition of Dimension represents the coming together of two companies with significant drug development accomplishments and a shared commitment to developing AAV gene therapy for rare and serious diseases.

On behalf of the entire Dimension team, I would like to thank you for your continued support of our early stage and clinical development programs. Upon completion of the acquisition, REGENXBIO will have one of the broadest portfolios addressing serious, rare metabolic diseases associated with the liver.

Yours sincerely,

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This document relates to a proposed transaction between Dimension Therapeutics, Inc. (the “Dimension”) and REGENXBIO Inc. (“REGENXBIO”), which will become the subject of a proxy statement to be filed with the SEC by Dimension, and may be deemed to be solicitation material in respect of the proposed transaction. This document is not a substitute for the proxy statement that Dimension will file with the SEC or any other documents that Dimension may file with the SEC or send to stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by Dimension through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement, once it is filed, from Dimension by accessing Dimension’s website at www.dimensiontx.com or upon written request to Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139.

Participants in Solicitation

REGENXBIO, Dimension and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Dimension’s stockholders in connection with the proposed transaction. Information regarding Dimension’s directors and executive officers is contained in the proxy statement for Dimension’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Dimension’s website at www.dimensiontx.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

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